Exhibit 10.2

HCSB FINANCIAL CORPORATION
OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

Grantee: __________________________

Number of Shares: __________________

Date of Grant: ______________________

        1.      Award of Restricted Stock. HCSB FINANCIAL CORPORATION (the “Corporation”), hereby awards to                                (“Grantee”), under its Omnibus Stock Ownership and Long Term Incentive Plan (the “Plan”),                   shares (“Restricted Stock”) of its Common Stock (“Common Stock”), par value $                per share, to be held as Restricted Stock under the terms of the Plan and this Restricted Stock Grant Agreement (“Agreement”). The Plan is incorporated herein by reference and made a part of this Agreement.

        2.      Definitions. Capitalized terms as used herein shall have the meanings indicated in this Section or in Section 1 above unless the context clearly manifests a different intent. Capitalized terms not defined herein or in Section 1 shall have the respective meanings set forth in the Plan. The following words and phrases shall have the following meanings:

(a)	“Restricted Period” means the period of time during which all or part of the Restricted Stock awarded under this Agreement to the Grantee would be forfeited upon the Grantee’s Termination of Employment. The Restricted Period would end on the date the Grantee becomes 100% vested in the Restricted Stock.

(b)	“Termination of Employment” means the Grantee’s discontinuance of employment as an Eligible Employee with the Corporation and/or any Subsidiary for any reason. A transfer between the Corporation and one of its Subsidiaries shall not be deemed a Termination of Employment for purposes of the Plan.

(c)	“Vested Portion” shall be determined by multiplying the number of shares of Common Stock awarded as Restricted Stock to the Grantee by the applicable vesting percentage contained in Section 4 below.

(d)	“Average Return on Average Assets” means the percentage calculated by dividing the total after tax net income for each year in the measurement period by the monthly average assets for each year in the measurement period, adding together the resulting percentages for each year for the measurement period and dividing by the number of years in the measurement period.

        3.      Risk of Forfeiture. If the Grantee incurs a Termination of Employment during the Restricted Period for any reason, the Grantee shall forfeit all non-vested Restricted Stock as of such Termination of Employment. The Grantee will become vested in the Restricted Stock pursuant to the vesting schedule contained in Section 4 below. Notwithstanding the preceding sentences, if the Grantee incurs a Termination of Employment on account of the Grantee’s Retirement (on or after age 65), Disability or Death, the Committee may, but is not required to, increase the Grantee’s Vested Portion of Restricted Stock.

        4.      Vesting Schedule.

(a)	The Grantee shall become vested in the Restricted Stock pursuant to the following schedule:

Performance Criteria	Percent of Vested Restricted Stock

3 consecutive years with Average Return On	100%
Average Assets of 1.15%

                  (b)   In the event of a Change of Control, the Grantee shall become fully vested with respect to all Restricted Stock held immediately prior to such Change of Control.

        5.      Issuance of Shares. The Corporation shall issue a certificate for the shares of Common Stock awarded to the Grantee as Restricted Stock pursuant to this Agreement. Each certificate issued for shares awarded to the Grantee under this Agreement shall be registered in the name of the Grantee and shall bear a legend in substantially the following form:

This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the HCSB Financial Corporation Omnibus Stock Ownership and Long Term Incentive Plan and a Restricted Stock Grant Agreement between the registered owner of the shares represented hereby and HCSB Financial Corporation. Release from such terms and conditions shall be made only in accordance with the provisions of such Plan and Agreement, copies of which are on file in the office of HCSB Financial Corporation

        6.      Release of Shares. As soon as practicable following the Grantee’s Termination of Employment or, if earlier, the end of the Restricted Period, the Grantee will receive a stock certificate without the legend described in Section 5 representing the Vested Portion of the Grantee’s Restricted Stock. in determining the Vested Portion, partial shares shall be forfeited and the Grantee shall not be entitled to any compensation for the cancellation of such partial shares. The Vested Portion shall be computed by multiplying the Grantee’s number of shares of Common Stock awarded as Restricted Stock by the applicable vesting percentage contained in Section 4 above. The Restricted Period shall end on the date the Grantee becomes 100% vested in the Restricted Stock

        7.      Return of Original Stock Certificate. Notwithstanding Section 6 above, the Grantee shall not be entitled to a stock certificate for the Vested Portion of his Restricted Stock until the Grantee delivers to the Committee the original stock certificate issued as part of the Grantee’s Restricted Stock award pursuant to Section 5.

        8.      Restrictions on Transfer of Non-Vested Shares. Prior to vesting, the Restricted Stock awarded under the Plan, and any right or interest of the Grantee therein, including the right to vote such non-vested shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the Restricted Period to or in favor of any party other than the Corporation or a Subsidiary, and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of the Grantee or of any agent of such Grantee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of the Corporation during the Restricted Period. Any such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of the Grantee or of any agent of such Grantee or by Operation of law, shall be void and have no effect, and the Corporation may take any or all steps set forth in Section 4.2(b) of the Plan. These restrictions shall not apply to the Vested Portion of the Grantee’s Restricted Stock

        9.      Rights of Grantee During Restricted Period. Except as otherwise provided in this Agreement, the Plan, or in any applicable shareholder agreement, the Grantee shall, during the Restricted Period, have all of the other rights of a stockholder with respect to shares awarded to the Grantee including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such shares from time to time, and the right to vote (in person or by proxy) such shares at any meeting of stockholders of the Corporation. Any stock dividends declared with respect to Restricted Stock shall be subject to the same terms and conditions as the Restricted Stock with respect to which such stock dividends are issued.

        10.    Acceleration Power. Notwithstanding any other provisions of the Plan or this Agreement, the Committee shall be authorized in its discretion to accelerate the vesting of Restricted Stock and to release Restricted Stock to the Grantee upon such terms and conditions as the Committee may deem advisable.

        11.    Federal Income Tax Matters. The Grantee, upon award of the shares of Restricted Stock hereunder, shall be authorized to make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, the Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Restricted Stock and otherwise in accordance with applicable Treasury Regulations.

        The Grantee recognizes that, pursuant to Section 4,1(d) of the Plan, the Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of taxes and that the Corporation and its Subsidiaries that are required by any law or regulation or any governmental authority, whether federal, state or local, domestic or foreign, to make in connection with the release of the Restricted Stock as provided in Section 6 of this Agreement.

        The Grantee further recognizes that he or she shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of the Restricted Stock. The Grantee may elect to satisfy any such withholding obligation by either: (a) paying such amounts in cash, directly to the Corporation (b) having the Corporation withhold an amount equal to the Corporation’s minimum withholding obligation directly from the Grantee’s compensation; or (c) having the Corporation retain and sell Restricted Stock (which would otherwise be retained by Grantee) having a fair market value equal to the Corporation’s minimum withholding obligation.

        The Grantee shall choose the method of withholding by executing and delivering to the Corporation the election form attached hereto as Exhibit A (the “Withholding Election Form”). The failure by the Grantee to provide the Election Withholding Form to the Corporation, or, assuming option (a) is chosen, the Grantee’s failure to tender the appropriate amount to the Corporation within five (5) days of the Corporation’s written request for the same, shall result in the Corporation’s utilization of option (b) or (c) above, to be chosen at the Corporation’s discretion. The Withholding Election Form may be amended by the Grantee at any time, upon reasonable notice to the Corporation.

        12.    Stock Power. By election or otherwise, should the Corporation be required to sell any of Grantee’s Restricted Stock to satisfy the Grantee’s withholding tax obligation pursuant to Section 11 of this Agreement, the Grantee does hereby irrevocably constitute and appoint the Corporation as Grantee’s Attorney-in-Fact to effectuate such transfer and record the same on the books and records of the Corporation.

        13.    Continued Employment Not Presumed. Neither the Plan, the award of Restricted Stock under this Agreement nor this Agreement shall impose any obligation on the Corporation and/or any Subsidiary to continue the employment of the Grantee.

        14.    Grantee’s Covenant. The Grantee hereby agrees to use his or her best efforts to provide services to the Corporation in a workmanlike manner and to promote the Corporation’s interests.

        15.    Restrictions on issuance of Shares. If at any time the Committee shall determine, in its discretion, that listing, registration or qualification of the shares of Restricted Stock subject to this Agreement upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the award or the release of Restricted Stock hereunder, such award or release may not be made in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

        16.    Plan Controls. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

        17.    Successors. This Agreement shall be binding upon any successor of the Corporation, in accordance with the terms of this Agreement and the Plan.

        IN WITNESS WHEREOF, HCSB Financial Corporation, acting by and through its duly authorized officers, has caused this Restricted Stock Agreement to be executed, and the Grantee has executed this Restricted Stock Agreement, all as of the day and year first above written.

HCSB FINANCIAL CORPORATION

By:__________________________________
___________________________Chairman

__________________________________
___________________________Grantee